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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT


    We consent to the use in Amendment No. 5 and Amendment No. 6 to Registration Statement No. 333-96119 of WRC Media Inc., Weekly Reader Corporation and CompassLearning, Inc. on Form S-4 of our report dated August 30, 1999
(November 17, 1999 as to Note 1) relating to our audit of Weekly Reader Corporation and subsidiaries and our report dated July 31, 1998 (August 5, 1998 as to Note 14) relating to our audit of American Guidance Service, Inc. appearing in the Prospectus, which is a part of the Registration Statement, and of our report dated August 30, 1999 relating to the financial statement schedules of Weekly Reader Corporation and subsidiaries appearing elsewhere in the Registration Statement.



    We also consent to the reference to us under the heading "Independent Public Accountants" in the Prospectus.


DELOITTE & TOUCHE LLP


New York, New York
June 8, 2000